Exhibit 10.2

Wausau Paper Corp.

Long-Term (2016) Equity Incentive Compensation Plan

Grants of performance units under the Long-Term (2016) Equity Incentive Compensation Plan will vest upon the Company’s attainment of certain targeted levels of “total shareholder return.”  The calculation of total shareholder return is measured over a three year period and is calculated by reference to a “target” and a “maximum” total shareholder return.  If total shareholder return is at the target (7% per year return, or 22.5% over the three-year performance period), grant recipients will receive 50% of the total potential award.  If total shareholder return is at or above the maximum (14% per year, or 48.2% over the three-year performance period), grant recipients will receive 100% of the total potential award.  At total shareholder return levels that are less than the maximum, the award is prorated based on the actual level of total shareholder return that is achieved.  The maximum potential award for the Chief Executive Officer, Chief Financial Officer, and our Senior Vice President & General Manager, as well as the levels that would be achieved at the target for total shareholder return, is described in the table below.

	Performance Units Granted
	Target Opportunity (Vested award at Target TSR)	Maximum Opportunity (Vested award at Max. TSR)

Chief Executive Officer	32,817	65,633

Chief Financial Officer	7,990	15,979

Senior Vice President & General Manager	7,990	15,979

Under the Long-Term (2016) Equity Incentive Compensation Plan, “total shareholder return” is determined by dividing (1) the sum of (a) the average closing share price for the Company’s common stock over the last 60 trading days of the period immediately prior to the end of the three-year performance period (the “Maturity Date FMV”); and (b) cash dividends paid during the three-year performance period; by (2) the average closing share price for the Company’s common stock over the last 60 trading days preceding the date of grant (the “Grant Date FMV”).  The formula for calculating TSR is as follows:

(Maturity Date FMV + Cash Dividends Paid)	– 1	= Total Shareholder Return
Grant Date FMV

Total shareholder return is calculated to the closest tenth of a percent, and vested performance units are rounded to the next highest whole unit.